Exhibit 5.1

June 18, 2007

American Physicians Service Group, Inc.

1301 Capital of Texas Highway, Suite C-300

Austin, TX 78746-6550

Ladies and Gentlemen:

We have acted as special counsel to American Physicians Service Group, Inc., a Texas corporation (the “Company”), in connection with the registration, pursuant to a registration statement on Form S-1, as amended (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), of the offering and sale by the Company of up to 2,345,000 shares (the “Company Shares”) of the Company’s common stock, par value $0.10 per share (“Common Stock”), and the offering and sale by the selling shareholder listed in the Registration Statement (the “Selling Shareholder”) of up to 300,000 shares of Common Stock (the “Selling Shareholder Shares”) and sold pursuant to the terms of an underwriting agreement to be executed by the Company, the Selling Shareholder and Raymond James & Associates, Inc., as the representative of certain underwriters named therein. The Company Shares and the Selling Shareholder Shares are collectively referred to as the “Shares.”

We have examined originals or certified copies of such corporate records of the Company and other certificates and documents of officials of the Company, public officials and others as we have deemed appropriate for purposes of this letter. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all copies submitted to us as conformed and certified or reproduced copies. For the purpose of the opinion rendered below, we have assumed that in connection with the issuance of the Shares, the Company will receive consideration in an amount not less than the aggregate par value of the Shares covered by each such issuance.

Based upon the foregoing and subject to the assumptions, exceptions, qualifications and limitations set forth hereinafter, we are of the opinion that (i) when the Registration Statement relating to the Company Shares has become effective under the Act, the terms of the sale of the Company Shares have been duly established in conformity with the Company’s certificate of incorporation and, when issued, sold and delivered as described in the Registration Statement, the Company Shares will be duly authorized and validly issued and are fully paid and non-assessable, and (ii) when the Registration Statement relating to the Selling Shareholder Shares

American Physicians Service Group, Inc.

June 18, 2007

has become effective under the Act, when sold and delivered as described in the Registration Statement, the Selling Shareholder Shares will be duly authorized and validly issued and are fully paid and non-assessable.

The opinions and other matters in this letter are qualified in their entirety and subject to the following: we express no opinion as to the laws of any jurisdiction other than any published constitutions, treaties, laws, rules or regulations or judicial or administrative decisions (“Laws”) of the Laws of the State of Texas.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Prospectus forming a part of the Registration Statement under the caption “Legal Matters.” In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations thereunder. We also consent to your filing copies of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P.

AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P.